FOR IMMEDIATE RELEASE CONTACT: Alton Lewis, CEO First Guaranty Bank (985) 375-0350 First Guaranty Bank Bridgeport, WV Branch Officially Opens Hammond, LA, April 22, 2024 – The First Guaranty Bank Bridgeport, West Virginia branch is officially open in its new location at 1000 Jerry Dove Dr in the Market Place business complex in Bridgeport. First Guaranty’s local and established team is committed to providing complete banking solutions, lending and small business services to the community. The new FGB branch is a full-service bank and ready to serve with lobby and drive up open Monday through Friday 8:30 AM – 4:30 PM. Drive up ITMs (Interactive Teller Machine) will also be available with a live banker to assist customers at a later date. “We’re excited to bring our community-serving philosophy and fanatical banking to Bridgeport. Local staff make up the team at this location and they have already hit the ground running. We’re excited to support this growth,” stated Alton B. Lewis, President and CEO of First Guaranty Bank. Mike Mineer, West Virginia and Kentucky Area President said, “Our experienced banking team has already built upon the existing loan and deposit production operations, and we are thrilled to expand upon that with full-service banking. Our team is excited about our growth in this area.” For over 90 years, First Guaranty Bank has proudly served the people of Louisiana, Texas and Kentucky and is bringing that same level of commitment to customers in Bridgeport. While other banks may come and go, First Guaranty Bank continues to have the power and strength to meet the needs of customers and to support the success of the communities they call home. Sam Gallo, Senior Vice President in Bridgeport said, “The recent branch opening is the result of the Bank’s continued investment within the West Virginia area. Having already established many relationships in the community and region, we are excited to officially begin operating as a full-service bank here in Bridgeport.” First Guaranty will host an open house and ribbon cutting to be held at a future date. The local community is invited to tour the branch and meet staff.

About First Guaranty Bancshares, Inc. First Guaranty Bancshares, Inc. is the holding company for First Guaranty Bank, a Louisiana state-chartered bank. Founded in 1934, First Guaranty Bank offers a wide range of financial services and focuses on building client relationships and providing exceptional customer service. First Guaranty Bank currently operates thirty-five locations throughout Louisiana, Texas, Kentucky and West Virginia. The Company’s common stock trades on the NASDAQ under the symbol FGBI and preferred stock under the symbol FGBIP. For more information, visit www.fgb.net